Exhibit 99.1

TOYS“R”US, INC. REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR OF FISCAL 2010

Fourth Quarter Net Sales Increase to $6.0 billion; Fourth Quarter Adjusted EBITDA Increases to $802 million

WAYNE, NJ (March 4, 2011) – Toys“R”Us, Inc. today reported financial results for the fourth quarter of fiscal year 2010 ended January 29, 2011. For the fourth quarter, the company reported net sales of $6.0 billion, Adjusted EBITDA of $802 million and net earnings of $330 million.

Jerry Storch, Chairman and CEO, Toys“R”Us, Inc., stated, “We are very pleased with our solid performance in the fourth quarter of fiscal 2010. Our authority position in the toy and juvenile products categories was clear and we believe we gained market share in the domestic toy category while delivering positive global net sales growth of 2.0% and a 1.6% increase in Adjusted EBITDA for the quarter.”

Mr. Storch continued, “Throughout the year, we made important investments in our future, including the expansion of our e-commerce presence in international markets, increased levels of service in our stores, and the opening of a sourcing office in Shenzhen, China which will further enable us to differentiate our product assortment. Great progress was also made in the continued integration of our toy and juvenile businesses under one roof through existing store remodels and new store openings on a global basis. We are gratified by the significant improvements we’ve seen in measuring the overall satisfaction of our customers, and we are committed to work even harder to earn their loyalty in the coming year. Our team remains focused on the execution of our long-term growth strategy, as we continue to provide consumers with a broad assortment of innovative products, a differentiated shopping experience, and knowledgeable service.”

Fourth Quarter Fiscal 2010 Highlights – Total Company

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Net sales were $6.0 billion, an increase of 2.0% compared to the prior year, due to new locations including Toys“R”Us Express stores and comparable store net sales growth of 1.8% in the Domestic segment. E-commerce sales growth was particularly strong as we continue to benefit from our enhanced capabilities in that area. These increases were partially offset by a decline of 3.7% in comparable store net sales in the International segment and a minimal impact from negative foreign currency translation.

•	Adjusted EBITDA[1] increased to $802 million, compared to $789 million in the prior year.

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The Core Toy and Learning categories were the strongest in the quarter, generating net sales growth of 6.0% and 3.5%, respectively. The Entertainment category (which includes video game hardware and software) was the weakest, declining 7.5%. Excluding the Entertainment category, net sales were up 4.4% in the quarter.

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Gross margin, as a percentage of net sales, increased to 34.1%, a 0.2 percentage point improvement versus prior year, driven by sales mix shift away from lower margin products. Gross margin dollars increased by $47 million versus prior year including a minimal impact from negative foreign currency translation.

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Selling, general and administrative (“SG&A”) expenses were $1,272 million, compared to $1,222 million in the prior year. A significant driver of this increase was the incremental expense associated with new locations including the Toys“R”Us Express stores and new traditional stores.

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Earnings before income taxes for the quarter were $565 million, which was unchanged compared to fiscal 2009. Net earnings were $330 million compared to $387 million in the prior year, the difference being driven completely by increased income taxes in fiscal 2010.

Fourth Quarter Fiscal 2010 Highlights – Domestic Segment

•	Net sales of $3.7 billion increased 4.6% versus the prior year driven by new locations, including the Toys “R” Us Express stores, and comparable store net sales growth of 1.8%.

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The strongest performance came in the Learning and Core Toy categories, which both grew 7.8%, partially offset by a 3.1% decline in the Entertainment category (which includes video game hardware and software). Excluding the Entertainment category, net sales were up 6.7% in the quarter.

•	Gross margin, as a percentage of net sales, was 33.2%, a decrease of 0.2 percentage points versus the prior year driven by a change in promotional mix.

•	Operating earnings in the quarter rose to $449 million, compared to $441 million in the prior year.

Fourth Quarter Fiscal 2010 Highlights – International Segment

•	Net sales of $2.3 billion were off 2.0% versus the prior year, driven by a comparable store net sales decline of 3.7% partially offset by sales from new locations.

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The net sales decline was primarily due to a 15.5% decline in the Entertainment category (which includes video game hardware and software). Excluding the Entertainment category, net sales increased 1.0%.

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Gross margin, as a percentage of net sales, was 35.5%, an increase of 0.8 percentage points versus the prior year due to a sales mix shift away from lower margin products in the Entertainment category.

•	Operating earnings were $314 million compared to $321 million in the prior year, as weakness in the U.K. more than offset strength in Japan and Canada.

Full Year Fiscal 2010 Highlights – Total Company

The following highlights combine the fourth quarter results being announced today with the results of the first three quarters of the fiscal year which have been previously disclosed:

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Net sales were $13.9 billion, an increase of 2.2% compared to prior year, due to new locations, comparable store net sales growth of 1.7% in the Domestic segment and a foreign currency translation benefit of $93 million. These increases were partially offset by a decline of 3.1% in comparable store net sales in the International segment.

•	Adjusted EBITDA[1] for fiscal 2010 was $1,109 million, our second best year ever and a slight decrease from $1,130 million in the prior year.

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The company converted or relocated 81 stores to either side-by-side or “R” Superstore formats and opened 8 new side-by-side stores. Over 20% of the company’s stores are now in one of the company’s integrated formats offering both toy and juvenile products.

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The Core Toy and Juvenile categories were the strongest categories for the year, generating net sales growth of 6.2% and 3.3%, respectively. The Entertainment category (which includes video game hardware and software) was the weakest, declining 9.6%. Excluding the Entertainment category, net sales were up 4.3% for the year.

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Gross margin, as a percentage of net sales, increased to 35.5%, a 0.3 percentage point improvement versus prior year, driven by sales mix shift away from lower margin products. Gross margin dollars increased by $147 million versus prior year including $27 million of foreign currency translation benefit.

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SG&A expenses were $3.9 billion, compared to $3.7 billion in the prior year. The increase was driven primarily by payroll, occupancy and pre-opening expenses from new and existing locations, increased advertising and promotion and increased expenses related to the company’s e-commerce business. In addition, foreign currency translation accounted for $30 million of the increase.

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Interest expense increased by $74 million versus the prior year driven by higher effective interest rates and the write-off of deferred financing fees related to debt refinancings completed in fiscal 2010. Income taxes decreased versus the prior year primarily due to a decline in pre-tax earnings. For the full year, income tax was a benefit due to discrete income tax items.

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Adding the fourth quarter results to the prior three previously disclosed quarters, net earnings for the full year were $168 million. The vast majority of the change from last year’s $312 million was due to either one-time items or items other than operating income. Over half of the net earnings decrease was driven by non-comparable items between the two years (the Amazon litigation gain in fiscal 2009, litigation settlement expenses in fiscal 2010, a non-cash prior-period lease accounting charge in fiscal 2010, write-offs of deferred financing fees related to refinancing debt in fiscal 2010, and a decline in benefits from discrete income tax items in fiscal 2010). Increased interest expense largely from debt refinanced in fiscal 2009 also contributed significantly to the reduction in net earnings. The remainder of the difference was due to the slight decline in Adjusted EBITDA and slight increase in the depreciation.

Capital Spending

The company’s capital expenditure program is a key component of its long-term juvenile integration strategy, which integrates the toy and juvenile businesses in one store. For the full year, the company invested $325 million primarily to expand and remodel existing stores, open new stores and upgrade its information technology systems and capabilities, which was a significant increase compared to $192 million in the prior year.

Form 10-K Timing

Additional disclosure regarding fiscal 2010 will be included in the Form 10-K, which the company currently anticipates will be filed on or about March 22, 2011.

About Toys “R” Us, Inc.

Toys “R” Us, Inc. is the world’s leading dedicated toy and juvenile products retailer, offering a differentiated shopping experience through its family of brands. It currently sells merchandise in approximately 1,600 stores, including 866 Toys “R” Us and Babies “R” Us stores in the United States, and more than 520 international stores and over 200 licensed stores in 33 countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand’s flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and babyuniverse.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys “R” Us, Inc. employs approximately 70,000 associates worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need.

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project”, “forecast”, “foresee”, “outlook”, “believe,” “intend,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance including profitable growth expectations, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends. These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry and changes in our product distribution mix and distribution channels, seasonality of our business, changes in consumer preferences and consumer spending patterns, product safety issues including product recalls, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, changes in laws that impact our business, changes in employment legislation, our dependence on key vendors for our merchandise, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, political and other developments associated with our international operations, existence of adverse litigation and other risks, uncertainties and factors set forth under Item 1A entitled “RISK FACTORS” of our Annual Report on Form 10-K and in our other reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

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For more information please contact:

Bruce Bishop, Vice President, Investor Relations at 973-617-5160 or Bruce.Bishop@toysrus.com

Kathleen Waugh, Vice President, Corporate Communications at 973-617-5888, 646-366-8823 or waughk@toysrus.com

[1]	A detailed description and reconciliation of EBITDA and Adjusted EBITDA, and management’s reasons for using these measures, are set forth at the end of this press release.

Consolidated Statements of Operations

Unaudited

	13 Weeks Ended		Fiscal Years Ended
(In millions)	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010
Net sales	$5,972	$5,857	$13,864	$13,568
Cost of sales	3,938	3,870	8,939	8,790

Gross margin	2,034	1,987	4,925	4,778

Selling, general and administrative expenses	1,272	1,222	3,942	3,730
Depreciation and amortization	103	97	388	376
Other income, net	(21)	(18)	(51)	(112)

Total operating expenses	1,354	1,301	4,279	3,994

Operating earnings	680	686	646	784
Interest expense	(118)	(123)	(521)	(447)
Interest income	3	2	7	7

Earnings before income taxes	565	565	132	344
Income tax expense (benefit)	235	177	(35)	40

Net earnings	330	388	167	304
Less: Net earnings (loss) attributable to noncontrolling interest	—	1	(1)	(8)

Net earnings attributable to Toys “R” Us, Inc.	$330	$387	$168	$312

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA

We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors of the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s GAAP financial data. We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.

In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.

Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.

A reconciliation of net earnings attributable to Toys“R”Us, Inc. to EBITDA and Adjusted EBITDA is as follows:

	13 Weeks Ended		Fiscal Years Ended
(In millions)	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010
Net earnings attributable to Toys “R” Us, Inc.	$330	$387	$168	$312

Add:
Income tax expense (benefit)	235	177	(35)	40
Interest expense, net	115	121	514	440
Depreciation and amortization	103	97	388	376
EBITDA	783	782	1,035	1,168

Adjustments:
Litigation settlement expenses (a)	—	—	23	—
Sponsor management and advisory fees (b)	6	4	20	15
Prior period lease accounting (c)	—	—	16	—
Impairment on long-lived assets (d)	6	2	11	7
Compensation expense (e)	6	—	6	—
Transfer taxes (f)	6	—	6	—
Restructuring (g)	—	—	3	5
Gain on sale of properties (h)	(5)	—	(10)	(6)
Net gain (loss) attributable to noncontrolling interest (i)	—	1	(1)	(8)
Gain on settlement of litigation (j)	—	—	—	(51)

Adjusted EBITDA (k)	$802	$789	$1,109	$1,130

(a)	Litigation settlement expenses recorded for certain legal matters.
(b)	Represents the fees paid to Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust (collectively, the “Sponsors”) in accordance with the advisory agreement.
(c)	Represents a non-cash cumulative correction of prior period lease accounting.
(d)	These impairments were primarily due to the relocation of certain stores and a decrease in real estate market value.
(e)	Represents the incremental compensation expense related to the repurchase of awards by the company upon termination.

(f)	Represents state and city property transfer taxes recognized in fiscal 2010 related to the merger transaction in fiscal 2005 and a debt refinancing in fiscal 2009.
(g)	Restructuring and other charges consist primarily of costs incurred from the Company’s 2003 and 2005 restructuring initiatives. The additional charges are primarily due to changes in management’s estimates for events such as lease terminations, assignments and sublease income adjustments.
(h)	Represents the sale of idle properties.
(i)	Excludes noncontrolling interest in Toys “R” Us – Japan Ltd. (“Toys – Japan”).
(j)	Represents a $51 million gain recorded in Other (income) expense, net related to the litigation settlement with Amazon.com in fiscal 2009.
(k)	Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance. Although the nature of many of these income and expense items is recurring, we have historically excluded such impact from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, asset impairment charges, restructuring charges, impact of litigation, noncontrolling interest, gain (loss) on sale of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies. Our Adjusted EBITDA calculation has changed from the prior year, as our current calculation no longer adjusts for the impact of items such as foreign currency translation, changes in ownership of Toys – Japan, merchandise purchase hedges and other miscellaneous items.